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                                                                   EXHIBIT 99(a)

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS



                        VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                             (dollars in thousands)



                               Balance at                                  Balance at
                               beginning                     Deductions      end of
                               of period      Additions     (Write-offs)     period
                               ----------     ---------     ------------   ----------
December 31, 2000..........     $ 4,059        $13,389        $10,156       $ 7,292

December 31, 1999..........     $ 1,353        $ 7,681        $ 4,975       $ 4,059

December 31, 1998..........     $ 1,185        $ 8,653        $ 8,485       $ 1,353